Exhibit 3.1

THE COMPANIES ORDINANCE

A COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

RADA ELECTRONICS CONSULTING & SERVICES COMPANY LTD.

1.	The name of the Company is:

In Hebrew:  ראדא חברה ליעוץ ושרותים אלקטרוניים בע"מ

In English:  Rada Electronics Consulting & Services Company Ltd.

2.	The objects for which the Company was established are:

a.
To manage, advise, plan, organize, instruct and assist, to act, produce, manufacture, work, and engage in the business of service and consultation in the field of electronics and, inter alia, to undertake and execute projects of planning, development, consultation and instruction in the branch of electronics.

b.	To act as engineers and consultants of all kinds and to carry on the business of planning and engineering.

c.
To carry on the business of buying, selling, trade, marketing, import and export supplies of raw materials, commodities, products, goods and materials of all kinds and for whatever use, necessary and/or conducive to the attainment of the objects of the Company.

d.	To engage in haulage, transportation and any other means of transport and carriage that may be necessary or conducive to the attainment of the objects of the Company, in whole or in part.

e.
To apply for, purchase or otherwise acquire, to obtain rights of use or exploitation of, protect, prolong or renew, whether in Israel or abroad, any patents, patent rights, brevets d’invention, licenses, protections and concessions (hereinafter collectively called “Patent Rights”), which may be thought by the Company to be advantageous, and to use, manufacture under, exploit and derive any benefit from the patent rights, to enter into any agreements and do any acts in respect of the use, exploitation or derivation of any benefit from the patent rights and to sell or otherwise dispose of and grant licenses and privileges in respect of the same.

f.
To enter into any arrangement or agreement with any government or authority, supreme, municipal, local or otherwise that may seem beneficial to the objects of the Company, in whole or in part, and to obtain from any such government or authority any right, privilege or concession which the Company may think desirable to obtain, exploit or execute.

g.
To purchase or acquire, take in exchange or otherwise any business, whether as a going concern or not, and any property, whether movable or immovable, goodwill, rights, privileges or any other rights of any person or company, necessary or convenient for the attainment of all or any of the Company’s objects or any object connected therewith.

h.
To establish or promote or concur in establishing or promoting any company which shall acquire or undertake all or any of the assets and liabilities of this Company and having any other object which the Company think may directly or indirectly assist this Company to advance any business within the ambit of any of the objects of this Company.

i.	To amalgamate or merge with any other company.

j.	To enter into any partnership or arrangement for sharing profits, union of interests or cooperation with any person or Company.

k.
To subscribe for, take, purchase or otherwise acquire, hold, sell, transfer, or enter into an agreement in respect of shares, stock, debenture, debenture stock, obligations and other securities, and interests of any other company having objects altogether or in part similar to those of this Company, in whole or in part, or of any company carrying on or intending or entitled to miry on business which may directly or indirectly be beneficial to the Company.

l.
To borrow and raise monies and secure the payment of any monies in such manner and upon such terms as the Company may deem fit and, particularly, by the issue of debentures, series of debentures, debenture stock secured by the all or any of the assets of the Company, present and future, whether movable or immovable, or the uncalled share capital, to acquire, redeem and release any such security, to mortgage the land of the Company and to redeem and release any such security, mortgage or pledge as aforesaid.

m.
To lend and advance money or give credit to and to guarantee the debts and contracts of such persons, firms or companies on such terms as may seem expedient, and in particular to customers and others having dealings with the Company, and to give guarantees or become security for any such persons, firms or companies, and to accept from those to or for whom the Company shall lend money or give credit or guarantees, such guarantees and collateral securities as the Company or its directors may deem proper, including mortgages, pledge, charges, floating charges or any security on land and chattels, and to release and waive the right to any security as aforesaid upon such terms as the Company may deem proper.

n.
To enter into, sign and execute any agreements and contracts, to make, accept, endorse, issue, transfer, cancel, redeem, purchase or otherwise dispose of bills of exchange, promissory notes, cheques, letters of credit, bills of lading, any instruments, whether negotiable or not negotiable, and any deeds, documents, certificates and securities.

o.
To sell and transfer the whole or any part of the undertaking of the Company, either together or in portions, for such consideration as the Company think fit, including for shares, debentures or other securities, to any other company whose objects, in whole or in part, are similar to the objects of the Company.

p.	To insure the Company and its property, plants, undertakings and operations, in whole or in part, against all damages, losses, risks and liabilities.

q.	To invest and deal with the monies of the Company not immediately required for its business, in such manner as the Company shall from time to time determine.

r.
To distribute the assets of the Company among its members in specie or distribute the proceeds of its assets sold or delivered, provided that by the distribution of the assets, no reduction of capital shall result otherwise than in compliance with the Companies Ordinance, to grant allowances, grants and prizes to its employees and directors.

s.
To do all or any of the things set out in the Second Schedule to the Companies Ordinance, and it is hereby declared that any object or power added to the Second Schedule to the Companies Ordinance by any amendment of the Ordinance or otherwise, shall be deemed to be added expressly to this memorandum of association; However, any object or power omitted from the Second Schedule to the Companies Ordinance by any amendment of the Ordinance or otherwise, shall not be deemed to be omitted from this memorandum of association, and same shall be deemed to continue to be included in this memorandum of association, except where such object or power shall be prohibited under the law in force at that time.

t.
To do all such acts as are connected with or related to the objects included in this memorandum of association, either expressly or impliedly, or as may in any way assist in, facilitate or be conducive to the attaining of all or any of the said objects.

u.
To do all the above things, and either as principals, agents, contractors or trustees or otherwise, and either alone or in conjunction with others, and either by or through agents, contractors or trustees or others.

v.	To do in every country and place in the world all the acts which the Company is by virtue of the law and the memorandum of association, authorized to do in Israel.

w.
And it is hereby agreed and declared that in this memorandum of association the following expressions, whether appearing in the memorandum of association itself or in the Second Schedule to the Companies Ordinance, shall have the following meanings:

“person” includes company and corporation.

“company” or “corporation” includes, unless it refers to this Company, any other company, cooperative society, any other society, body politic, public or juristic, association, partnership or body of persona, whether incorporated or not incorporated, whether domiciled in Israel or abroad.

“to manage”, “to engage in”, “to do” include to be engaged and act as merchants, importers, exporters, buyers, sellers, exchangers, financiers, agents, brokers, distributors, partners, founders, promoters, holders, helpers, directors, organizers, developers, improvers, searchers, producers, issuers, cultivators, renovators, handlers, lessees, lessors, chargors, chargees, recipients of rights or interests, grantors of rights and interests and in any other manner.

x.
And it is hereby further agreed and declared that, unless it is expressly otherwise stated, each of the objects and powers specified in each of the paragraphs of this clause, including, having regard to the provisions of paragraph o. of this clause, each of the paragraphs of the Second Schedule to the Companies Ordinance, is a main and independent object, and shall in no way be limited or restricted by any inference from any other paragraph of this Clause or of the Second Schedule to the Companies Ordinance, or by any reference to or inference from the name of the Company.

3.	The liability of the members is limited.

4.
The share capital of the company is 450,000 (four hundred and fifty thousand) New Israeli Shekels, divided into 30,000,000 Ordinary Shares of a nominal value of 0.015 New Israeli Shekels (0.015 NIS) each, all ranking, pari-passu. [last amended, April 16, 2015]

5.
The Company may make alterations in the original or increased capital, including the creation of new capital from time to time with such rights and subject to such limitations as are specified in the attached articles of association, as from time to time amended.

We, the several persons whose names and addresses are subscribed, are desirous of being formed into a company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names of Subscribers	Addresses & Description	Number of Shares taken by each Subscriber		Signature
		Founders	Ordinary
1. David Reitner	145A Derech Hayam Haifa, Engineer	4	100	(-)
2. Aviva Reitner	145A Derech Hayam Haifa, Housewife	1	10	(-)

Haifa, 13th September, 1970

I authenticate the above signatures:

advocate Yom-Tov Elkayam